Exhibit 10.1

EXECUTIVE RETENTION AGREEMENT

THIS RETENTION AGREEMENT (this “Agreement”), dated as of May 12, 2018, is by and between Cigna Corporation, a Delaware corporation (“Cigna”) and Timothy Wentworth (“Executive”).

WHEREAS, Cigna and Executive are entering into this Agreement in connection with the proposed merger (the “Merger”) as contemplated by the Agreement and Plan of Merger, dated as of March 8, 2018, by and among Cigna (together with its Affiliates (as defined below) and any successor to its business or assets that assumes and agrees to perform this Agreement by operation of law or otherwise, the “Company”), Express Scripts Holding Company (“Express Scripts”), Halfmoon Parent, Inc. (“Holdco”), Halfmoon I, Inc. and Halfmoon II, Inc., (the “Merger Agreement”) in order to set forth the terms and conditions of Executive’s employment with the Company following the effective time of the Merger (the “Effective Time” and the date on which the Effective Time occurs, the “Effective Date”); and

NOW THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.          Effective Time.  This Agreement shall become effective as of the Effective Time and, upon becoming effective, shall supersede the Executive Employment Agreement by and between Express Scripts and Executive dated as of May 4, 2016 (the “Prior Agreement”).  In the event that the Effective Time does not occur for any reason, this Agreement shall be null and void ab initio and of no force and effect.

2.          Executive Employment.  As of the Effective Time, Executive shall become an employee of Cigna consistent with the terms set forth on Appendix A.

3.          Retention.

(a)          Deferred Retention Account.  At the Effective Time, Executive shall be credited with a deferred compensation account balance of $8.25 million (the “Deferred Compensation Account”), that shall become vested in equal monthly installments over the 36 month period following the Effective Date (the “Retention Period”), subject to Executive’s continued employment with Cigna through each such monthly vesting date, which payment, to the extent vested as of Executive’s date of termination, shall be payable in 24 equal installments (subject to a 6-month delay as provided in Section 14(b)) upon Executive’s termination of employment with Cigna and its subsidiaries following the Effective Time for any reason; provided that, the unvested portion of the Deferred Compensation Account will vest immediately in full upon (i) Executive’s termination of employment by Cigna without Cause (as defined in Section 3(d)(i)) or for Good Reason (as defined in Section 3(d)(ii), and (ii) Executive’s termination due to death or disability (as defined in Cigna’s long-term disability plan).  Executive’s right to receive payment of the Deferred Compensation Account upon any termination of employment other than due to death is subject to (A) his execution of a general release of claims in favor of the Company substantially in the form attached hereto as Appendix B following his termination of employment, and such release becoming effective and irrevocable in accordance with its terms within 60 days following his termination of employment (the “Release Requirement”) and (B) his continued compliance with the restrictive covenants set forth in Sections 5, 6 and 8 (the “Covenants”).

(b)          Initial Equity Awards.

(i)          On the day after the Effective Date, if such date is during a Cigna open window period, or, if such day is not during an open trading window period, on the first day of an open trading window period following the Effective Date (the “Grant Date”), Executive will be granted, under the Cigna Long-Term Incentive Plan (the “Plan”), (A) two awards of Strategic Performance Shares (the “Initial SPS Awards”), one with respect to the performance period 2017-2019 and one with respect to the performance period 2018-2020, and (B) an award of restricted shares of Holdco common stock (the “Initial Restricted Stock Award” and together with the Initial SPS Awards, the “Initial Equity Awards”)).  The Initial Equity Awards will be subject to terms and conditions approved by the People Resources Committee (the “PRC”) of the Board of Directors of Cigna (the “Board”), which terms and conditions will be no less favorable than those provided in the 2018 annual equity awards granted to executive officers of Cigna (the “Peer Executives”).

(ii)         Each Initial SPS Award shall consist of a whole number of Strategic Performance Shares equal to $3 million, divided by the Fair Market Value as defined in the Plan for a share of Holdco common stock on the Grant Date.  Each Initial SPS Award shall be subject to the performance-based and time-based vesting conditions set forth in the applicable award agreement.

(iii)        The Initial Restricted Stock Award shall consist of a whole number of restricted shares of Holdco common stock equal to $6 million, divided by the Fair Market Value as defined in the Plan for a share of Holdco common stock on the Grant Date.  The Initial Restricted Stock Award shall vest in equal installments on each of the first three anniversaries of the Grant Date, subject to Executive’s continuous employment with the Company through each such vesting date (except as otherwise provided in the applicable award agreement).

(c)          Retention Severance. Upon a termination by Cigna without Cause (as defined in Section 3(f)(i)) or by Executive for Good Reason (as defined in Section 3(f)(ii)) during the Retention Period, Executive will be entitled to the following payments and benefits, subject to Executive’s satisfaction of the Release Requirement and continued compliance with the Covenants:

(i)          a lump sum cash payment, payable on the 60th day after termination of employment, equal to the product of (i) the Target Incentive Award (as defined on Appendix A) and (ii) a fraction, the numerator of which is equal to the number of days elapsed in the fiscal year of the date of termination and the denominator of which is the total number of days in such fiscal year (the “Pro Rata Bonus”) (which shall be reduced by any incentive award amount previously paid to Executive by Express Scripts in respect of the fiscal year of termination); and

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(ii)         a payment from Cigna in monthly installments, beginning on the first day of the first month following Executive’s termination date (subject to the six-month delay described in Section 14), in an amount equal to (a) the cost of continuing medical, dental, vision and EAP coverage under the Company’s medical, dental, vision and EAP programs under COBRA for Executive’s applicable statutory COBRA period and (b) if Executive’s statutory COBRA period is less than 36 months, following the expiration of such COBRA period, in an amount equal to the cost of medical coverage (medical and prescription drug only) under the Company’s retiree medical plan that covers eligible rank-and-file employees who are not covered under a collective bargaining agreement (the “Retiree Plan”), in each case, for Executive and any eligible dependents of Executive (including Executive’s spouse) for a total period of thirty-six (36) months (the “Welfare Period”); provided that, (i) as of the date of termination of employment, Executive is covered under a Company plan for such medical, dental, vision and EAP coverage (as applicable), and the Company continues to offer such benefit to its rank-and-file employees who are not covered under a collective bargaining agreement, (ii) with respect to the medical benefits only, if during the Welfare Period, the Company either does not sponsor or ceases to offer: (1) for the duration of the COBRA period, a medical program to its rank-and-file employees who are not covered under a collective bargaining agreement, or (2) after the expiration of the COBRA period, a Retiree Plan, the payment during the Welfare Period shall change to an amount equal to the monthly premium for equivalent medical insurance coverage and (3) if during the Welfare Period Executive becomes eligible, as a full-time employee, for group medical, dental, vision and EAP insurance from another employer, Executive shall forfeit (as applicable) any such future payments from the Company (collectively, the “Welfare Benefit”). Notwithstanding the foregoing, in the event such payments for continued coverage or such continued coverage itself, by reason of change in the applicable law, may, in the Company’s reasonable view, result in tax or other penalties on the Company, this provision shall terminate and the parties shall, in good faith, negotiate for a substitute provision which does not result in such tax or other penalties.

(d)          Benefits. During the Retention Period, Executive will be eligible for health and welfare and retirement benefits on a basis no less favorable than those provided to the Peer Executives once he commences participation in the applicable Cigna plans.  Prior to commencing participation in the Cigna plans, Executive will continue to be eligible for the Express Scripts health and welfare and retirement benefits on substantially the same basis as such benefits were provided immediately prior to the Effective Time.

(e)          For the avoidance of doubt, and notwithstanding anything herein or in any applicable plan document to the contrary, neither the Deferred Retention Account, the Initial Equity Awards, the Retention Severance nor the Retiree Plan shall be treated as “eligible earnings” or otherwise taken into account in computing any benefits under any plan, program or arrangement of Cigna, Express Scripts or their respective their respective affiliates within the meaning of Rule 12b-2 (“Affiliates”) promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

(f)           Certain Definitions.  As used in this Agreement, the following terms have the meanings given below:

(i)          “Cause” shall mean:  (a) any act or acts by Executive, whether or not in connection with his employment by the Company, constituting, or Executive’s conviction or plea of guilty or nolo contendere (no contest) to (whether or not any right to appeal or vacate said conviction or plea has been or may be exercised), (i) a felony under applicable law or (ii) a misdemeanor involving fraud, theft, dishonesty or moral turpitude; (b) any act or acts of gross dishonesty, including, but not limited to, directly or indirectly, the actual or attempted misappropriation by Executive of the Company’s or its clients’ funds or property, or the actual or attempted appropriation of a business opportunity of the Company, including knowingly allowing or overlooking any such conduct; or any act or acts of gross misconduct in the performance of Executive’s duties hereunder; (c) any willful malfeasance or willful misconduct by Executive in connection with Executive’s duties hereunder or any act or omission which is materially injurious to the financial condition or business reputation of the Company; or (d) any breach by Executive of the provisions of the Covenants.

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Notwithstanding the foregoing, the event(s) described in clause (c) of this Section 3(f)(i) shall not be deemed to constitute “Cause” if such event is (i) primarily the result of bad judgment or negligence on the part of Executive not rising to the level of gross negligence; or (ii) primarily because of an act or omission believed by Executive in good faith to have been in, or not opposed to, the interests of the Company.

(ii)         “Good Reason” shall mean the occurrence of any of the following without Executive’s prior consent: (A) any material breach by Cigna of any of the provisions of this Agreement or Appendix A or any material failure by Cigna to carry out any of its obligations under this Agreement or Appendix A; (B) Cigna requiring Executive to be based at any office or location more than 50 miles from One Express Way, Saint Louis, Missouri, except for travel reasonably required in the performance of Executive’s responsibilities to the extent substantially consistent with Executive’s business travel obligations prior to the Effective Time; (C) any substantial and sustained diminution in Executive’s authority or responsibilities from those described in Appendix A; or (D) the material diminution of Executive’s aggregate health and welfare and retirement benefits in effect (1) as of immediately following the Effective Date, or (2) following Executive’s integration into the health and welfare and retirement plans of Cigna applicable to Peer Executives, as of immediately following such integration; provided that (i) integration of Executive into the health and welfare and retirement benefit plans of Cigna applicable to Peer Executives shall not itself be deemed to constitute Good Reason, and (ii) following such integration, any amendment, modification or discontinuation of any benefits that applies uniformly to Executive and all other Peer Executives shall not be deemed to constitute Good Reason; provided that, in order to resign for Good Reason, (x) Executive must deliver written notice to Cigna describing in reasonable detail the circumstances alleged to constitute Good Reason within 45 days after the initial occurrence thereof, (y) Cigna must have 30 days after receipt of written notice from Executive in which to cure such circumstances, and (z) if such circumstances are not cured, Executive must actually resign within 30 days following the expiration of such cure period.

4.          Rollover Equity.  Upon the Effective Time, Executive’s Company Stock Options and Company RSU Awards (as such terms are defined in the Merger Agreement) shall be converted into equivalent Holdco equity awards (collectively, the “Converted Awards”) in accordance with the terms and conditions set forth in Section 1.8 of the Merger Agreement, except that Executive agrees that the definition of “Constructive Termination” included in the award agreements applicable to the Converted Awards shall be replaced in its entirety, effective as of the Effective Time, with the definition of “Good Reason” set forth in Section 3(d)(ii).
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5.          Noncompete; Nonsolicitation.

(a)          In further consideration of Executive’s benefits hereunder and as a condition of Executive’s continued employment with the Company after the Effective Time, Executive acknowledges that during the course of Executive’s employment with the Company, Executive has and will become familiar with the Company’s trade secrets and with other Confidential Information concerning the Company and that Executive’s services have been and shall continue to be of special, unique, and extraordinary value to the Company.  Executive agrees that, during Executive’s employment with the Company and for the 24 month period following the termination of Executive’s employment with the Company for any reason (the “Noncompete Period”), Executive shall not directly or indirectly own any interest in, manage, control, participate in, consult with, render services for, be employed in an executive, managerial or administrative or other capacity by, or in any manner engage in any business that is, or will be, engaged wholly or primarily in the business of manufacturing, purchasing, selling or supplying in the United States or in any other country in which the Company conducts business, any product or service manufactured, purchased, sold, supplied, or provided by the Company (including, without limitation, businesses which the Company has specific plans to conduct in the future and as to which Executive is aware of such planning), in the United States or in any other country in which the Company conducts business, or which provides or will provide consulting or advisory services, including but not limited to audit reviews and evaluations of requests for proposals, which concern or could affect any existing or prospective relationship between Company and any third party, including its customers, prospective customers, vendors, suppliers and drug manufacturers (an “Business Competitor”).

(b)          Nothing herein shall prohibit Executive from (1) being a passive owner of not more than 2% of the outstanding stock of any class of a corporation that is publicly traded, so long as Executive has no active participation in the business of such corporation; (2) becoming employed, engaged, associated or otherwise participating with a separately managed division or subsidiary of a competitive business provided that such separately managed division or subsidiary is itself not a Business Competitor and Executive’s services are provided only to such division or subsidiary; or (3) accepting employment with any federal or state government or governmental subdivision or agency.

(c)          During the Noncompete Period, Executive shall not directly or indirectly through another Person (i) induce or attempt to induce any employee of the Company to leave the employ of the Company, or in any way interfere with the relationship between the Company and any employee thereof; (ii) hire anyone who was an employee of the Company at any time during the 12-month period immediately prior to the termination of his or her employment with the Company; or (iii) induce or attempt to induce any Covered Customer or Covered Vendor to cease or materially reduce doing business with the Company, or in any way interfere with the relationship between the Company and any such Covered Customer or Covered Vendor (including, without limitation, making any negative or disparaging statements or communications regarding the Company).  Notwithstanding the foregoing, nothing in this Agreement shall prohibit Executive from employing an individual (1) with the consent of the Company or (2) who responds to general solicitations in publications or on websites, or through the use of search firms, so long as such general solicitations or search firm activities are not targeted specifically at an employee of the Company.  In addition, nothing in this Agreement will prohibit the making of any truthful statements made by any Person in response to a lawful subpoena or legal proceeding or to enforce such Person’s rights under this Agreement, or any other agreement between Executive and the Company.

For the avoidance of doubt, the term “Company” as used in this Section 5 and in Section 6 shall include all former, current and future affiliates of Cigna, both before and after the Effective Time, including Holdco and Express Scripts.

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6.          Confidentiality; Trade Secrets.

(a)          Executive acknowledges that the Company continually develops Confidential Information, that Executive may develop Confidential Information for the Company, and that Executive may learn of Confidential Information during the course of Executive’s employment.  Executive agrees that all Confidential Information that Executive creates or to which Executive has access as a result of Executive’s employment, whether before or after the date of this Agreement, is and shall remain the sole and exclusive property of the Company and that Executive will comply with the policies and procedures of the Company for protecting Confidential Information.  Executive further agrees that, except as required for the proper performance of Executive’s duties for the Company or as required by applicable law (and then only to the extent required), Executive will not, directly or indirectly, disclose, use for Executive’s own benefit or gain, or assist others in using, applying or disclosing, any Confidential Information.  Executive understands and agrees that these restrictions will continue to apply after Executive’s employment terminates, regardless of the reason for termination and regardless whether Executive is receiving or is entitled to receive any payments or other benefits under this Agreement.  As used in this Agreement, “Confidential Information” shall mean all information that is (i) disclosed to or known by Executive as a consequence of or through Executive’s employment with the Company (including Executive’s employment with Express Scripts and its Affiliates prior to the Effective Time) and (ii) not generally known to persons, corporations, organizations or others outside of the Company.  Confidential Information includes, but is not limited to, technical or non-technical data, formulas, computer programs, devices, methods, techniques, processes, financial data, personnel data, customer-specific information, confidential customer lists, production and sales information, supplier-specific information, cost information, marketing plans and strategies, or other data or information that constitutes a trade secret or is otherwise treated as being confidential by the Company.

(b)          Executive acknowledges that all discoveries, concepts, ideas, inventions, innovations, improvements, developments, methods, designs, analyses, drawings, reports, patent applications, copyrightable work and mask work (whether or not including any Confidential Information) and all registrations or applications related thereto, all other proprietary information and all similar or related information (whether or not patentable) that relate to the Company’s actual or anticipated business, research and development or existing or future products or services and that are conceived, developed or made by Executive (whether alone or jointly with others) while employed by the Company, whether before or after the date of this Agreement (“Work Product”), belong to the Company.  Executive shall promptly disclose all patentable inventions and other material Work Product to the Board and, at the Company’s expense, perform all actions reasonably requested by the Board (whether during or after Executive’s employment with the Company) to establish and confirm such ownership (including, without limitation, assignments, consents, powers of attorney and other instruments).  Executive acknowledges that all Work Product shall be deemed to constitute “works made for hire” under the U.S. Copyright Act of 1976, as amended.  In accordance with Title 19, Section 805 of the Delaware Code, Executive is hereby advised that this Section 8(b) regarding the Company’s ownership of Work Product does not apply to any invention for which no equipment, supplies, facilities or trade secret information of the Company was used and that was developed entirely on Executive’s own time, unless i) the invention relates to the business of the Company or to the Company’s actual or demonstrably anticipated research or development, or ii) the invention results from any work performed by Executive for the Company.

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(c)          Notwithstanding any other provisions of this Section 6, pursuant to 18 USC Section 1833(b), Executive shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of any Confidential Information that is a trade secret that is made: (i) confidentially to a federal, state, or local government official, either directly or indirectly, or to an attorney, and solely for the purpose of reporting or investigating a suspected violation of law; or (ii) in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.  If Executive files a lawsuit for retaliation by Cigna for reporting a suspected violation of law, Executive may disclose such trade secret to his attorney and use the trade secret information in related court proceedings, provided that Executive files any document containing the trade secret information under seal and do not disclose the trade secret, except pursuant to court order.  Notwithstanding any provision of this Agreement to the contrary, the provisions of this Agreement are not intended to, and shall be interpreted in a manner that does not, limit or restrict Executive from exercising his legally protected whistleblower rights (including pursuant to Rule 21F under the Exchange Act).

7.          Cooperation.  Executive agrees to reasonably cooperate with the Company in all investigations, litigation and arbitrations of any kind, to reasonably assist and cooperate in the preparation and review of documents and in meetings with Company attorneys, and to provide truthful testimony as a witness or a declarant in connection with any present or future court, administrative agency, or arbitration proceeding involving the Company and with respect to which Executive has relevant information.  The Company will reimburse Executive, upon production of appropriate receipts and in accordance with Cigna’s then existing Business Travel Reimbursement Policy, for the reasonable business expenses (including air transportation, hotel and similar expenses) incurred by Executive in connection with such assistance.  All receipts for such expenses must be presented for reimbursement within 45 days after the expenses are incurred in providing such assistance.

8.          Non-Disparagement.  Executive agrees that Executive will not disparage the Company or its current or former officers, directors, and employees in any way; further, Executive will not make or solicit any comments, statements, or the like to the media or to others that would be considered derogatory or detrimental to the good name or business reputation of any of the aforementioned entities or individuals; provided, that this section does not prohibit statements which Executive is required to make under oath or which are otherwise required by law or in connection with the enforcement of Executive’s rights hereunder, provided, that such statements are truthful and made in a professional manner; further provided, that this section does not prohibit Executive from making statements which would otherwise be in violation of this section, provided such statements are made by Executive in response to public statements made by the Company, or its authorized representatives, which are derogatory or detrimental to the good name or business reputation of Executive.

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9.          Entire Agreement.  This Agreement shall supersede any and all prior oral or written representations, understandings and agreements of Executive and the Company or Express Scripts or any of its Affiliates with respect to Executive’s employment relationship, including but not limited to the Prior Agreement, and this Agreement contains the entire agreement of the parties with respect to those matters; no agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party that are not set forth expressly in this Agreement.  Notwithstanding the prior sentence, this Agreement shall not supersede any award agreements entered into between the Company and Executive with respect to the Converted Awards (as modified by this Agreement) and the Initial Equity Awards.  Executive hereby agrees that, in consideration for entering into this Agreement, effective as of the Effective Time, the Prior Agreement shall be null and void and no Person or entity shall be obligated to pay to Executive or any Person any amounts in respect of the Prior Agreement.

10.        Enforceability and Remedies.

(a)          Executive agrees that the restrictions on, and other provisions relating to, Executive’s activities contained in this Agreement are fully reasonable and necessary to protect the goodwill, Confidential Information, and other legitimate interests of the Company.  Executive also acknowledges and agrees that, were Executive to breach the provisions of this Agreement, the harm to the Company would be irreparable.  Executive therefore agrees that in the event of such a breach or threatened breach the Company shall, in addition to any other remedies available to it, have the right to obtain preliminary and permanent injunctive relief against any such breach without having to post bond.  Executive further agrees that, in addition to any other relief awarded to the Company as a result of Executive’s breach of any of the provisions of this Agreement, the Company shall be entitled to recover all payments made to Executive or on Executive’s behalf hereunder.

(b)          Executive hereby agrees that in the event any provision of this Agreement shall be determined by any court of competent jurisdiction to be unenforceable by reason of its being extended over too long a time, too large a geographic area, or too great a range of activities, such provision shall be deemed to be modified to permit its enforcement to the maximum extent permitted by law.

(c)          Executive and the Company hereby agree that that any actions seeking emergency, temporary or permanent injunctive relief arising out of or relating to the Covenants shall be brought exclusively in the United States District Court for the Eastern District of Pennsylvania (“Federal Court”) or in any court in the Commonwealth of Pennsylvania (collectively, “State Court”) if the Federal Court lacks subject matter jurisdiction to adjudicate the dispute or controversy.  Additionally, Executive and the Company expressly waive any defense of inconvenient forum and any other venue or jurisdiction-related defenses that each might otherwise have in such a proceeding brought in the Federal Court or the State Court.

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11.        Assignment.  Neither Cigna nor Executive may make any assignment of this Agreement or any interest herein, by operation of law or otherwise, without the prior written consent of the other; provided, however, that (a) Cigna may assign its rights and obligations under this Agreement without Executive’s consent to any successor entity of Cigna and (b) this Agreement shall automatically be assigned, without any further action on the part of Cigna or Executive, to Holdco, effective as of the Effective Time, and from and after the Effective Time, references herein to “Cigna” shall be deemed to refer to Holdco.  This Agreement shall inure to the benefit of and be binding upon Cigna, its successors (including, without limitation, any transferee of all or substantially all of its assets to any successor entity of Cigna), and permitted assigns and upon Executive, Executive’s executors, administrators, heirs, and permitted assigns.

12.        Notices.  Any and all notices, requests, demands, acceptances, appointments and other communications provided for by this Agreement shall be in writing (including electronic mail or similar electronic transmission) and shall be effective when actually delivered in person or, if mailed, five days after having been deposited in the United States mail, postage prepaid, registered or certified and addressed to Executive at Executive’s last known address on the books of the Company or, in the case of the Company, addressed to:

Cigna Executive Compensation
1601 Chestnut Street
Philadelphia, PA 19192

13.        Withholding.  All compensation paid or provided to Executive under this Agreement shall be subject to any applicable income, payroll or other tax withholding requirements.

14.        Section 409A.

(a)          It is intended that the payments and benefits under this Agreement comply with, or be exempt from, the requirements of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and this Agreement shall be so administered and interpreted.  The PRC or the Company may make any changes required to conform this Agreement with applicable Code provisions and regulations relating to deferral of compensation under Section 409A of the Code; provided, however, that such changes shall not adversely affect the rights or net benefits to which Executive is entitled hereunder.  With respect to any amounts payable hereunder in installments, each installment shall be treated as a separate payment for purposes of Section 409A of the Code.

(b)          Notwithstanding anything to the contrary in this Agreement, if the Company determines (i) that on the date Executive’s employment with the Company terminates or at such other time that the Company determines to be relevant, Executive is a “specified employee” (as such term is defined under Treasury Regulation 1.409A−1(i)(1)) of the Company and (ii) that any payments to be provided to Executive pursuant to this Agreement are or may become subject to the additional tax under Section 409A(a)(1)(B) of the Code or any other taxes or penalties imposed under Section 409A of the Code (“Section 409A Taxes”) if provided at the time otherwise required under this Agreement, then such payments shall be delayed until the date that is six months after the date of Executive’s “separation from service” (as such term is defined under Treasury Regulation 1.409A−1(h)) with the Company, or such shorter period that, as determined by the Company, is sufficient to avoid the imposition of Section 409A Taxes.  For the avoidance of doubt, it is anticipated that payments qualifying for the exemption from application of Section 409A of the Code pursuant to Treasury Regulation 1.409A-1(b)(4) or 1.409A−1(b)(9)(iii) will be made during this six-month period, if applicable.  Any payments delayed pursuant to this Section 14 shall be made in a lump sum on the first day of the seventh month following Executive’s “separation from service” (as such term is defined under Treasury Regulation 1.409A−1(h)), or such earlier date that, as determined by the Company, is sufficient to avoid the imposition of any Section 490A Taxes.

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(c)          For purposes of any payment due hereunder upon a termination of employment that is subject to the provisions of Section 409A of the Code, such phrase or any similar phrase shall mean a “separation from service” as defined by the default provisions of Treasury Regulation 1.409A-1(h).

(d)          By accepting this Agreement, Executive hereby agrees and acknowledges that the Company makes no representations with respect to the application of Section 409A of the Code to any tax, economic, or legal consequences of any payments payable to Executive hereunder and, by the acceptance of this Agreement, Executive agrees to accept the potential application of Section 409A of the Code to the tax and legal consequences of payments payable to Executive hereunder.

15.        Tax Reimbursement. The Executive shall be entitled to an excise tax reimbursement on the terms, and subject to the conditions, set forth in Appendix C.

16.        Other Arrangements.  If any provision of this Agreement conflicts with any other agreement, policy, plan, practice or other Company document, then the provisions of this Agreement shall control.  For the purposes of Cigna’s Executive Severance Benefits Plan, this Agreement shall be considered an individual agreement that provides severance benefits and payments upon a termination of employment pursuant to Section 3 hereof shall be considered severance benefits.

17.        Choice of Law.  The validity, interpretation, construction, and performance of this Agreement shall be governed by the laws of the Commonwealth of Pennsylvania without giving effect to choice of law or conflict of law rules or provisions thereof.  The parties agree that, in the event it becomes necessary to seek judicial remedies, which, for the avoidance of doubt, shall not include arbitration, for the breach or threatened breach of this Agreement, the prevailing party will be entitled, in addition to all other remedies, to recover from the non-prevailing party reasonable attorneys’ fees and costs upon the entry of a final nonappealable judgment.

18.        Arbitration.  Except as otherwise provided in Section 10(c), Executive and the Company agree that any and all disagreements, disputes or claims listed below will be resolved exclusively by arbitration in the Philadelphia, Pennsylvania area; provided, however, that this arbitration provision shall not apply to claims or actions that are based (in whole or in part) on, or arise out of, the Covenants.  Arbitration will be conducted in accordance with the Employment Dispute Resolution Rules of the American Arbitration Association.  Copies of the Arbitration Policy and Rules and Procedures are available to Executive upon request.  A legal judgment based upon the arbitrator’s award may be entered in any court having jurisdiction over the matter.  Each party shall be liable for its own costs and expenses (including attorneys’ fees) of any arbitration.  Except as otherwise provided in Section 10(c), Executive and the Company agree to arbitrate anything: (a) related in any way to this Agreement or how it is interpreted or implemented; and (b) that involves Executive’s employment with the Company or the termination of that employment, including any disputes arising under local, state or federal statutes or common law.

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19.        Miscellaneous.

(a)          The headings and captions in this Agreement are for convenience only and in no way define or describe the scope or content of any provision of this Agreement.  Nothing herein shall be deemed to create an employment contract, and Executive acknowledges that Executive’s employment by the Company is terminable at will by either party with or without cause and with or without notice.  This Agreement and its Appendices may not be modified, waived, or discharged unless such waiver, modification, or discharge is agreed to in a writing signed by Executive and a duly authorized officer of the Company.  Each party shall perform such further acts and execute and deliver such further documents as may be reasonably necessary to carry out the provisions of this Agreement.

(b)          This Agreement may be executed in two or more counterparts, each of which shall be an original and all of which together constitute one and the same instrument.  If any term or other provision of this Agreement is invalid, illegal, or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to any party.  Upon such determination that any term or other provision is invalid, illegal, or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the fullest extent possible.

[Signature page follows.]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement to be effective as of the date first written above.

CIGNA CORPORATION

By:	/s/ John Murabito
John Murabito
Its: Executive Vice President

Timothy Wentworth

/s/ Timothy Wentworth

[Signature page.]

Appendix A

Position:	Executive will serve as President, Express Scripts. The Executive will be an employee at-will.
Duties and Reporting:
Executive will be responsible for the pharmacy benefits management subsidiary of Holdco, including all duties and responsibilities commensurate with such position as may be assigned from time to time, reporting directly to the Chief Executive Officer of the Company.

Work Location:	Executive’s work location will be the corporate office of Express Scripts as of immediately prior to the Effective Date in St. Louis, Missouri.
Annual Base Salary:	Executive’s annual base salary will be $1.5 million, subject to review annually for increase.
Annual Incentive Award:
Executive will be eligible to receive an annual incentive award, payable in cash, with a target award opportunity of 175% of Executive’s Annual Base Salary (the “Target Incentive Award”) and a maximum potential award opportunity of 200% of the Target Incentive Award; provided, however, that Executive shall receive no annual incentive award for the year in which the Effective Time occurs in the event that Express Scripts pays Executive a non-prorated annual incentive bonus with respect to such year prior to the Effective Time and, provided further, that Executive shall receive a prorated annual incentive award from Cigna for the remainder of the year in which the Effective Time occurs in the event that Express Scripts pays Executive a prorated annual incentive award with respect to the portion of such year prior to the Effective Time.

The annual incentive award shall be determined by the PRC on the same basis as incentive award determinations are made for Peer Executives and shall be paid no later than March 15th of the calendar year following the year in which it was earned.

Annual Incentive Stock Awards:
Executive will be eligible to receive annual Cigna equity awards, to the extent determined by the PRC, based on an annual target award opportunity of $6 million delivered 50% in stock options and 50% in strategic performance shares, or in such other form as determined by the PRC in its sole discretion and with the terms and conditions of such awards set forth in the applicable grant agreements; such form, vesting conditions and other terms and conditions to be no less favorable than those applicable to the Peer Executives.

Severance; Change in Control:
Following the Retention Period, for so long as Executive is an executive officer of Cigna, Executive shall be eligible to participate in Cigna’s severance plans applicable to Peer Executives (including any such plan providing for severance benefits upon a qualifying termination following a “change in control” of Cigna (as defined in such plan)), as in effect from time to time.

Termination of Employment Due to Death or Disability:
Upon Executive’s termination of employment due to death or “disability” (as defined in Cigna’s long-term disability plan then in effect), Executive (or Executive’s estate, as applicable) will be entitled to receive a prorated annual incentive award based on actual performance for the year in which the termination of employment occurs, payable at the same time that bonuses are paid to Peer Executives.

Appendix B

AGREEMENT AND RELEASE

This Agreement and Release (Agreement) is dated ________ (Today), and is between Timothy Wentworth (you), and Cigna Corporation, a Delaware corporation (the Company).

As a condition to receiving the payments set forth under Section 3 of the Executive Retention Agreement between you and the Company, dated [insert date], (the “Retention Agreement”), you, intending to be legally bound by this Release, are entering into this Release in reliance on the promises made by the parties hereunder.

You and the Company intend to be legally bound by this Agreement, and are entering into it in reliance on the promises made to each other in this Agreement. Under this Agreement, your employment will end, and you and the Company agree to settle all issues concerning your employment and termination of employment.

1)          Your Termination Date.  Your employment with the Company will end on [insert date]  (the Termination Date). Your formal job responsibilities will end on the Termination Date.

2)          Your Promises to the Company.

a)	“Cigna” means, as used throughout this Agreement, Cigna Corporation and any subsidiaries or affiliates of Cigna Corporation.

b)
You will, on or before your Termination Date, return to Cigna any Cigna property that you now have (for example: identification card, access card, office keys, computer, cell phone, Blackberry, company manuals, office equipment, records and files). You represent that you have not retained any copies, duplicates, reproductions, computer disks, or excerpts thereof, whether in hard copy or electronic form, of Cigna’s documents. You agree that, by signing this Agreement, you are formally resigning, as of the Termination Date, from all officer or director positions you hold with Cigna and will sign any additional paperwork that may be reasonably required by Cigna or law to effectuate such resignation.

c)
You agree to continue to abide by the Covenants (as defined in the Retention Agreement) as well as to cooperate with the Company per Section 7 of the Retention Agreement, which you acknowledge such obligations survive your termination of employment with the Company.

d)
You hereby acknowledge that you are aware that the securities laws of the United States generally prohibit any person who has material non-public information about a company from, among other things, (1) purchasing or selling securities of such company or securities convertible into such securities on the basis of such information or (2) communicating such information to any other person under circumstances in which it is reasonably foreseeable that such person may purchase or sell such securities or securities convertible into such securities. Accordingly, you agree that you will not make any purchase or sale of, or otherwise consummate any transactions involving, Cigna securities or securities convertible into Cigna securities, including with respect to your Cigna 401(k) account, while in possession of material Confidential Information (as defined in the Retention Agreement) regarding Cigna, nor will you communicate such information in a manner that violates the securities laws of the United States (regardless of whether such communication would be permitted elsewhere in this Agreement.) If you consummate a transaction involving Cigna securities (or securities convertible into Cigna securities), you will file (or cause to be filed) any and all reports or notifications that may be required under Section 16 of the Securities and Exchange Act of 1934, as amended.

3)          Pay and Benefits Until Termination Date.

a)
From Today until your Termination Date, the Company will continue to pay you a salary at your current regular salary rate and will reimburse you for all expenses in accordance with the Company’s reimbursement policy, and you and your eligible dependents may continue to participate in the Company’s employee benefits programs in accordance with the terms of those programs.

b)	You understand and agree that you will not be covered by the Cigna Short-Term Disability Plan or Cigna Long-Term Disability Plan after the Termination Date.

c)
You will continue to accrue Paid Time Off through your Termination Date, but will not be entitled to use any further time off benefits after Today unless specifically approved by the Company. The Company will make a lump sum payment to you within 30 days after your Termination Date for any Paid Time Off days you earned but have not used prior to your Termination Date.

d)
If you die before your Termination Date, the date you die will automatically be your new Termination Date and your salary will be payable only until your new Termination Date. If you die before the Company pays you all amounts due under paragraphs 3.a and 3.c of this Agreement, the remaining amounts will be paid to your surviving spouse or, if you have no surviving spouse, to your estate. If you die before the payment of any other amounts described in this paragraph 3, the payments will be made under the terms of the applicable plan.

e)
None of the payments described in this paragraph 3, except for salary payments under paragraph 3.a, will be treated as eligible earnings for any benefits purposes, and salary payments will be treated as eligible earnings only to the extent provided by the terms of the applicable benefit plan.

f)
Any benefits you may have earned under the Cigna Deferred Compensation, 401(k) and Supplemental 401(k) Plans or other deferred payment arrangements will be paid to you under the terms and provisions of those plans and arrangements.

g)
Until your Termination Date any options on Cigna Corporation stock that you hold will continue to vest under the terms of the applicable plan and your applicable grant, including the terms and conditions that you must continue to honor. You may exercise vested options only in accordance with the terms of the plan and grants and subject to Cigna Corporation’s Insider Trading Policy. Any unexercised and unvested options that you hold on your Termination Date will be subject to the terms of the applicable plans and grant documents.

h)	You will receive no other money or benefits from the Company, except as provided in this Agreement or the Retention Agreement.

4)          Acknowledgment and Release of Claims.

a)
You acknowledge that there are various local, state, and federal laws that prohibit, among other things, employment discrimination on the basis of age, sex, race, color, national origin, religion, disability, sexual orientation, or veteran status and that these laws are enforced through the Equal Employment Opportunity Commission, Department of Labor, and state or local human rights agencies. Such laws include, without limitation, Title VII of the Civil Rights Act of 1964 (Title VII); the Age Discrimination in Employment Act (ADEA); the Americans with Disabilities Act (ADA); the Employee Retirement Income Security Act (ERISA); 42 U.S.C. Section 1981; the Family and Medical Leave Act (FMLA); the Fair Labor Standards Act (FLSA), etc., as each may have been amended, and other state and local human or civil rights laws, as well as other statutes which regulate employment; and the common law of contracts and torts. You acknowledge that the Company has not (i) discriminated against you in contravention of these laws; (ii) breached any contract with you; (iii) committed any civil wrong (tort) against you; or (iv) otherwise acted unlawfully toward you.

You further acknowledge that except for any benefits to which you are entitled under any employee benefit programs in which the Company participates, the Company or Cigna has paid and, upon payment of the amounts provided for in this Agreement, will have paid you: (i) all salary, wages, bonuses and other compensation that might be due to you, including any and all amounts provided for in the Retention Agreement and (ii) all reimbursable expenses, if any, to which you may be entitled.

b)
On behalf of yourself, your heirs, executors, administrators, successors and assigns, you hereby unconditionally release and discharge Cigna, the various plan fiduciaries for the benefit plans maintained by or on behalf of Cigna, and their successors, assigns, affiliates, shareholders, directors, officers, representatives, agents and employees (collectively, Released Person) from all claims (including claims for attorneys’ fees and costs), charges, actions and causes of action, demands, damages, and liabilities of any kind or character, in law or equity, suspected or unsuspected, past or present, that you ever had, may now have, or may later assert against any Released Person, arising out of or related to your employment with, or termination of employment from, the Company. To the fullest extent permitted by law, this release includes, but is not limited to: (i) claims arising under the ADEA, the Older Workers Benefit Protection Act, the Workers’ Adjustment and Retraining Notification Act, ERISA, FMLA, ADA, FLSA, and any other federal, state, or local law prohibiting age, race, color, gender, creed, religion, sexual preference/orientation, marital status, national origin, mental or physical disability, veteran status, or any other form of unlawful discrimination or claim with respect to or arising out of your employment with or termination from the Company, including wage claims; (ii) claims (whether based on common law or otherwise) arising out of or related to any contract (whether express or implied); (iii) claims under any federal, state or local constitutions, statutes, rules or regulations; (iv) claims (whether based on common law or otherwise) arising out of any kind of tortious conduct (whether intentional or otherwise) including but not limited to, wrongful termination, defamation, violation of public policy; and (v) claims included in, related to, or which could have been included in any presently pending federal, state or local lawsuit filed by you or on your behalf against any Released Person, which you agree to immediately dismiss with prejudice.

For purposes of implementing a full and complete release and discharge of all Released Persons, you expressly acknowledge that this release is intended to include not only claims that are known, anticipated, or disclosed, but also claims that are unknown, unanticipated, or undisclosed. You are aware that there may be discovery of claims or facts in addition to or different from those known or believed to be true with respect to the matters related herein. Nevertheless, it is your intention to fully, finally, and forever settle and release all such matters, and all claims related thereto, which now exist, may exist, or heretofore have existed between you and any Released Person, whether suspected or unsuspected. In furtherance of such intention, this Agreement shall be and remain in effect as a full and complete release of all such matters, notwithstanding the discovery or existence of any additional or different claims or facts relative thereto.

You also understand that by signing this Agreement you are giving up any right to become, and you are promising not to consent to become, a member of any class in a case in which claims are asserted against any Released Person that are related in any way to your employment with or termination of employment from the Company, and that involve events that occurred on or before the date you signed this Agreement. If, without your prior knowledge and consent, you are made a member of a class in any such proceeding, you will opt out of the class at the first opportunity afforded to you after learning of your inclusion. In this regard, you will execute, without objection or delay, an “opt-out” form presented to you either by the court in which such proceeding is pending or by counsel for any Released Person who is made a defendant in any such proceeding.

c)	This Release does not include (and you and the Company are not releasing):

i)	any claims against the Company for promises it is making or has made to you in this Agreement or Section 3 of the Retention Agreement;

ii)
any claims for employee benefit payments to which the Plan Administrator determines you are entitled under the terms of any retirement, savings, or other employee benefit programs in which the Company participates; provided such determination is not arbitrary and capricious (but your Release does cover any claims you may make for severance benefits and any claims for benefits beyond those provided under the terms of the applicable program);

iii)
any claims against the Company for promises it has made to you under any Cigna stock or option grants to the extent that the circumstances resulting in such claim arise after the date you sign this Agreement;

iv)	any claims against the Company that may arise after the date you sign this Agreement;

v)	any claims covered by workers compensation or other laws that are not, or may not be, as a matter of law, releasable or waivable;

vi)
any rights you have to indemnification under the Company’s (and, if applicable, any Company affiliate’s) by-laws, directors and officers liability insurance or this Agreement or any rights you may have to obtain contribution as permitted by law in the event of entry of judgment against you as a result of any act or failure to act for which you and the Company are jointly liable; and

vii)	any claims that you did not knowingly and voluntarily waive your rights under the ADEA.

5)          No Admission of Wrongdoing.  Just because the Company is entering into this Agreement and paying you money, the Company is not admitting that it (or any Released Person) has done anything wrong or violated any law, rule, order, policy, procedure, or contract, express or implied, or otherwise incurred any liability. Similarly, by entering into this Agreement, you are not admitting that you have done anything wrong or violated any law, rule, order, policy, procedure, or contract, express or implied, or otherwise incurred any liability.

6)          Applicable Law and Exclusive Forum.  This Agreement is being made in Pennsylvania. Therefore, this Agreement will be interpreted, enforced and governed under the laws of Pennsylvania (without regard to its conflict of laws principles); provided, however, that your eligibility for, or the amount of any, employee benefits shall be subject to the terms of the applicable benefit plans and the provisions of the Employee Retirement Income Security Act of 1974, as amended (ERISA). Additionally, you and Cigna hereby agree that that any controversy or proceeding arising out of or relating to the Covenants shall be brought exclusively in the United States District Court for the Eastern District of Pennsylvania (“Federal Court”) or in any Pennsylvania court where venue is appropriate and that has subject matter jurisdiction over the dispute (collectively, “Pennsylvania Courts”) if the Federal Court lacks subject matter jurisdiction to adjudicate the dispute or controversy. Additionally, you and Cigna expressly waive any defense of inconvenient forum and any other venue or jurisdiction-related defenses that you each might otherwise have in such a proceeding brought in the Federal Court or Pennsylvania Courts.

7)          Arbitration.  Except as otherwise provided in the Retention Agreement with respect to seeking emergency, temporary or permanent injunctive relief arising out of or relating to the Covenants, without in any way affecting the release in paragraph 4, any and all disagreements, disputes or claims listed below will be resolved exclusively by arbitration in the Philadelphia, Pennsylvania area.

Arbitration will be conducted in accordance with the Employment Dispute Resolution Rules of the American Arbitration Association, as modified by Company. Copies of the Arbitration Policy and Rules and Procedures have been provided to you. A legal judgment based upon the Arbitrator’s award may be entered in any court having jurisdiction over the matter. Each party shall be liable for its own costs and expenses (including attorneys’ fees). You and the Company agree to arbitrate anything:

a)	related in any way to this Agreement or how it is interpreted or implemented (including the validity of your ADEA waiver); or

b)
that involves your employment with Company or the termination of that employment, including any disputes arising under local, state or federal statutes or common law (if for any reason your release and waiver under paragraph 4 is found to be unenforceable or inapplicable).

8)          Final and Entire Agreement; Amending the Agreement.  This Agreement is intended to be the complete, entire and final agreement between you and the Company. It fully replaces all earlier agreements or understandings; however, it does not replace the terms of the Retention Agreement or any:

a)	Cigna stock or option grants you might have received or the terms of any employee benefit plan;

b)	Arbitration agreement that you currently have with Cigna which shall remain in full force and effect; or

c)
Agreement you might have entered into with the Company that requires you to pay back money to the Company, or that authorizes the Company to deduct money from your pay, when your employment terminates or at any other time.

Neither you nor the Company has relied upon any other statement, agreement or contract, written or oral, in deciding to enter into this Agreement.

Any amendment to this Agreement must be in writing and signed by both you and the Company. Any waiver by any person of any provision of this Agreement shall be effective only if in writing, specifically referring to the provision being waived and signed by the person against whom enforcement of the waiver is being sought. No waiver of any provision of this Agreement shall be effective as to any other provision of this Agreement except to the extent specifically provided in an effective written waiver. If any provision or portion this Agreement is determined to be invalid or unenforceable in a legal forum with competent jurisdiction to so determine, the remaining provisions or portions of this Agreement shall remain in full force and effect to the fullest extent permitted by law and the invalid or unenforceable provisions or portions shall be deemed to be reformed so as to give maximum legal effect to the agreements of the parties contained herein.

9)          Your Understanding.  By signing this Agreement, you admit and agree that:

a)	You have read this Agreement.

b)	You understand it is legally binding, and you were advised to review it with a lawyer of your choice.

c)
You have had (or had the opportunity to take) at least 21 calendar days to discuss it with a lawyer of your choice before signing it and, if you sign it before the end of that period, you do so of your own free will and with the full knowledge that you could have taken the full period.

d)
You realize and understand that the release covers certain claims, demands, and causes of action against the Company and any Released Persons relating to your employment or termination of employment, including those under ADEA.

e)	You understand that the terms of this Agreement are not part of an exit incentive or other employment termination program being offered to a group or class of employees.

f)	You are signing this Agreement knowingly, voluntarily and with the full understanding of its consequences, and you have not been forced or coerced in any way.

10)          Revoking the Agreement.  You have seven calendar days from the date you sign this Agreement to revoke and cancel it. To do that, a clear, written cancellation letter, signed by you, must be received by Cigna Executive Compensation c/o [insert], Cigna Corporation, 1601 Chestnut Street TL05Z, Philadelphia, PA, 19192 before 5:00 p.m. Eastern Time on the seventh calendar day following the date you sign this Agreement. This Agreement will have no force and effect until the end of that seventh day; provided that, during such seven-day period, the Company shall not be able to revoke this Agreement or cancel it.

11)          If Legal Action Is Started by You.  You understand and agree that the Company’s main reason for entering into this Agreement is to avoid lawsuits and other litigation. Therefore, if any legal action covered by this Agreement (other than claims excluded from the release provisions of this Agreement) is started by you (or by someone else on your behalf) against any Released Person, you agree to withdraw such proceeding or claim with prejudice.

If you fail to withdraw such proceeding or claim (or fail to opt out of a class action that includes you) within 30 days of receipt of written notice from the Released Person requesting that you withdraw such proceeding or claim (or in the case of a class action, within 30 days of the later of such request or your being given the opportunity to opt out), then in addition to any other equitable or legal relief that the Company may be entitled to:

a)	You may forfeit all or any portion of the amounts due hereunder and under the Retention Agreement;

b)	You agree to pay back to the Company within 60 days after receipt of written notice from the Company all the money you receive under Section 3 of the Retention Agreement; and

c)	You agree to pay the Company the reasonable costs and attorneys’ fees it incurs in defending such action.

You represent that as of Today you have not assigned to any other party, and agree not to assign, any claim released by you under this Agreement. (If you claim that your release of ADEA claims was not knowing and voluntary, the Company reserves its right to recover from you its attorneys’ fees and/or costs in defending that claim, at the conclusion of that action.)

Upon a finding by a court of competent jurisdiction or arbitrator that a release or waiver of claims provided for by paragraph 4 above is illegal, void or unenforceable, the Company or you, as the case may be, may require the other party to execute promptly a release that is legal and enforceable and does not extend to Claims not released under paragraph 4. If you fail to execute such a release within a reasonable period of time, then this Agreement shall be null and void from Today on, and any money paid to you by the Company after Today under Section 3 of the Retention Agreement and not previously returned to the Company, will be treated as an overpayment. You will have to repay that overpayment to the Company with interest, compounded annually at the rate of 4%. However, the repayment provision in this paragraph does not apply to legal actions in which you claim that your release of ADEA claims was not knowing and voluntary.

This paragraph 11 does not apply to anything of value given to you for which you actually performed services and by law you are entitled to receive.

Neither this paragraph 11, nor anything else in this Agreement, is intended to prevent you from instituting legal action for the sole purpose of enforcing this Agreement or from filing a charge with, furnishing information to, or participating in an investigation conducted by, the Equal Employment Opportunity Commission, the National Labor Relations Board, the Securities and Exchange Commission or any comparable federal, state or local governmental agency; provided however, that, with the exception of any whistleblower award from the Securities and Exchange Commission, you expressly waive and relinquish any right you might have to recover damages or other relief, whether equitable or legal, in any such proceeding concerning events or actions that arose on or before the date you signed this Agreement. You agree to inform the EEOC, any other governmental agency, any court or any arbitration organization that takes jurisdiction over any matter relating to your employment or termination of employment that this Agreement constitutes a full and final settlement by you of all claims released hereunder.

12)          Representations.  The Company represents and warrants that (a) the execution, delivery and performance of this Agreement has been fully and validly authorized by all necessary corporate action (including, without limitation, by any action required to be taken by the board of directors of the Company or any affiliate, any committee of such board or any committee or designee administering the applicable Cigna plans); (b) the Cigna officer signing this Agreement on behalf of the Company is duly authorized to do so; (c) the execution, delivery and performance of this Agreement does not violate any applicable law, regulation, order, judgment or decree or any agreement, plan or corporate governance document to which the Company or any affiliate is a party or by which it is bound; and (d) upon execution and delivery of this Agreement by the parties, it shall be a valid and binding obligation of the Company enforceable against it in accordance with its terms, except to the extent that enforceability may be limited by applicable bankruptcy, insolvency or similar laws affecting the enforcement of creditors’ rights generally.

13)          Notices.  Except as provided below, any notice, request or other communication given in connection with this Agreement shall be in writing and shall be deemed to have been given (a) when personally delivered to the recipient or (b) provided that a written acknowledgement of receipt is obtained, three days after being sent by prepaid certified or registered mail, or two days after being sent by a nationally recognized overnight courier, to the address specified in this paragraph 13 (or such other address as the recipient shall have specified by ten days’ advance written notice given in accordance with this paragraph 13). Such communication shall be addressed to you as follows (unless such address is changed in accordance with this paragraph 13):

Timothy Wentworth
[Insert]

and to the Company or Cigna as follows:

[Insert], Cigna Corporation
1601 Chestnut Street TL05Z
Philadelphia, PA, 19192

However, Cigna and you may deliver any notices or other communications related to any employee benefit or compensation plans, programs or arrangements in the same manner that similar communications are delivered to or from other current or former employees, including by electronic transmission and first class mail.

14)          Successors and Assigns.  This Agreement will be binding on and inure to the benefit of the parties and their respective successors, heirs (in your case) and permitted assigns. No rights or obligations of the Company under this Agreement may be assigned or transferred without your prior written consent, except that such rights or obligations may be assigned or transferred pursuant to a merger or consolidation in which the Company is not the continuing entity, or a sale, liquidation or other disposition of substantially all of the assets of the Company, provided that the assignee or transferee is the successor to the Company (or in connection with a purchase of Company assets, assumes the liabilities, obligations and duties of the Company under this Agreement), either contractually or as a matter of law. Your rights or obligations under this Agreement may not be assigned or transferred by you, without the Company’s prior written consent, other than your rights to compensation and benefits, which may be transferred only by will or operation of law or pursuant to the terms of the applicable plan, program, grant or agreement of Cigna or the Company. In the event of your death or a judicial determination of your incompetence, references in this Agreement to you shall be deemed to refer, where appropriate, to your legal representative, or, where appropriate, to your beneficiary or beneficiaries.

15)          Injunctive Relief.  You agree that Cigna shall, in addition to any other relief available at law or equity, be entitled to injunctive relief and/or to have the Covenants specifically enforced by a court of competent jurisdiction (without the requirement to post a bond), it being agreed that any breach or threatened breach of the Covenants would cause irreparable injury to Cigna and that monetary damages alone would not provide an adequate remedy. The remedies contained herein are cumulative and are in addition to any other rights and remedies Cigna may have at law or in equity.

16)          This Agreement is not effective or binding on either party until fully signed by both parties.

The persons named below have signed this Agreement on the dates shown below:

Date	Timothy Wentworth

Date
on behalf of the Company

Appendix C

Tax Reimbursement

Subject to Executive reasonably cooperating with Cigna to minimize the amount of any Payment (as defined below) subject to the Excise Tax (as defined below):

(a)          In the event it shall be determined that any payment, benefit or distribution (or combination thereof) by the Company to or for the benefit of Executive (whether paid or payable or distributed or distributable pursuant to the terms of this Agreement, or otherwise) (a “Payment”) would be subject to the excise tax imposed by Section 4999 of the Code solely in connection with the transactions contemplated by the Merger Agreement (and not, for the avoidance of doubt, in connection with any subsequent change in control of the Company), or any interest or penalties are incurred by Executive with respect to such excise tax (such excise tax, together with any such interest and penalties, hereinafter collectively referred to as the “Excise Tax”), Executive shall be entitled to receive an additional payment (a “Reimbursement Payment”) in an amount such that after payment by Executive of all taxes, including, without limitation, any income taxes (including any interest and penalties imposed with respect to such taxes) and the Excise Tax imposed upon the Reimbursement Payment, Executive retains an amount of the Reimbursement Payment equal to the Excise Tax imposed upon the Payments and payable by Executive, to the extent necessary to put Executive in the same after-tax position as if no such Excise Tax had been imposed upon the Payments.

(b)          Subject to the provisions of clause (c) below, all determinations required to be made under this Appendix C, including whether and when a Reimbursement Payment is required and the amount of such Reimbursement Payment and the assumptions to be utilized in arriving at such determination, shall be made by Golden Parachute Tax Solutions LLC (the “Accounting Firm”) which shall provide detailed supporting calculations both to the Company and Executive within fifteen (15) business days of the receipt of notice from Executive that there has been a Payment, or such earlier time as is requested by the Company. Executive and Cigna shall cooperate in good faith in valuing, and the Accounting Firm shall take into account the value of, services provided or to be provided by Executive (including, without limitation, Executive’s agreement to refrain from performing services pursuant to Section 5 of the Agreement or any other covenant not to compete or similar covenant, before, on or after the date of a change in ownership or control (within the meaning of Q&A-2(b) of the final regulations under Section 280G of the Code)), such that payments in respect of such services may be considered reasonable compensation within the meaning of Q&A-9 and Q&A-40 to Q&A-44 of the final regulations under Section 280G of the Code and/or exempt from the definition of the term “parachute payment” within the meaning of Q&A-2(a) of the final regulations under Section 280G of the Code in accordance with Q&A-5(a) of the final regulations under Section 280G of the Code.  All fees and expenses of the Accounting Firm shall be borne solely by the Company.  Any Reimbursement Payment, as determined pursuant to this Appendix C, shall be paid by the Company to the applicable tax authority on behalf of Executive. If the Accounting Firm determines that no Excise Tax is payable by Executive, it shall so indicate to Executive in writing.  Any determination by the Accounting Firm shall be binding upon the Company and Executive, unless finally determined otherwise in connection with a claim by the Internal Revenue Service.

(c)          Executive shall notify the Company in writing of any claim by the Internal Revenue Service that, if successful, would require the payment by the Company of the Reimbursement Payment.  Such notification shall be given as soon as practicable but no later than ten (10) business days after Executive is informed in writing of such claim and shall apprise the Company of the nature of such claim and the date on which such claim is requested to be paid.  Executive shall not pay such claim prior to the expiration of the thirty (30) day period following the date on which it gives such notice to the Company (or such shorter period ending on the date that any payment of taxes with respect to such claim is due). If the Company notifies Executive in writing prior to the expiration of such period that it desires to contest such claim, Executive shall:

(i)          give the Company any information reasonably requested by the Company relating to such claim;

(ii)          take such action in connection with contesting such claim as the Company shall reasonably request in writing from time to time, including, without limitation, accepting legal representation with respect to such claim by an attorney reasonably selected by the Company;

(iii)        cooperate with the Company in good faith in order to effectively contest such claim; and

(iv)        permit the Company to participate in any proceedings relating to such claim;

provided, however, that the Company shall bear and pay directly all costs and expenses (including additional interest and penalties) incurred in connection with such contest and shall indemnify and hold Executive harmless, on an after-tax basis, for any Excise Tax (including interest and penalties with respect thereto) imposed as a result of such representation and payment of costs and expenses. Without limitation on the foregoing provisions of this clause (c), the Company shall control all proceedings taken in connection with such contest and, at its sole option, may pursue or forego any and all administrative appeals, proceedings, hearings and conferences with the taxing authority in respect of such claim and may, at its sole option, either pay the tax claimed to the appropriate taxing authority on behalf of Executive and direct Executive to sue for a refund or contest the claim in any permissible manner, and Executive agrees to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as the Company shall determine; provided, however, that if the Company pays such claim and directs Executive to sue for a refund, the Company shall indemnify and hold Executive harmless, on an after-tax basis, from any Excise Tax or income tax (including interest or penalties with respect thereto) imposed with respect to such payment or with respect to any imputed income with respect to such payment; and provided, further, that if Executive is required to extend the statute of limitations to enable the Company to contest such claim, Executive may limit this extension solely to such contested amount.

C-2

(d)          If, after payment by the Company of an amount on Executive’s behalf pursuant to clause (c) above, Executive becomes entitled to receive any refund with respect to such claim, Executive shall (subject to the Company’s complying with the requirements of clause (c) above) promptly pay to the Company the amount of such refund (together with any interest paid or credited thereon after taxes applicable thereto). If, after payment by the Company of an amount on Executive’s behalf pursuant to clause (c) above, a determination is made that Executive shall not be entitled to any refund with respect to such claim and the Company does not notify Executive in writing of its intent to contest such denial of refund prior to the expiration of thirty (30) days after such determination, then the amount previously paid by the Company shall offset, to the extent thereof, the amount of the Reimbursement Payment required to be paid.

(e)          The Reimbursement Payment shall in all events be paid no later than the end of Executive’s taxable year next following Executive’s taxable year in which the Excise Tax (and any income or other related taxes or interest or penalties thereon) on a Payment are remitted to the Internal Revenue Service or any other applicable taxing authority or, in the case of amounts relating to a claim described in clause (c) above that does not result in the remittance of any federal, state, local and foreign income, excise, social security and other taxes, no later than the end of the calendar year in which the claim is finally settled or otherwise resolved.

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